UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2018

HUNT COMPANIES FINANCE TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35845	45-4966519
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

230 Park Avenue, 19th Floor

New York, New York 10169

(Address of principal executive offices)

(212) 588-2049
(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 20, 2018, Hunt Companies Finance Trust, Inc. ("HCFT") announced that two of its consolidated subsidiaries, Hunt CRE 2018-FL2, Ltd. (the "Issuer") and Hunt CRE 2018-FL2, LLC (the "Co-Issuer" and together with the Issuer, the "Issuers") issued $219,449,000 principal amount of investment grade-rated notes (the "Offered Notes") and $22,443,000 principal amount of below investment grade-rated notes (collectively with the Offered Notes, the "Notes,") evidencing a commercial real estate mortgage securitization (the "Securitization"), and sold such Notes in a private placement. Simultaneously with the issuance of the Notes: (1) the Issuer issued and sold preferred shares ("the Preferred Shares") with a notional amount of $43,108,000 to a third consolidated subsidiary of HCFT, and (2) the $22,443,000 of below investment grade-rated notes were purchased by a consolidated subsidiary of HCFT.

The Notes were issued pursuant to an indenture, dated as of August 20, 2018. The information contained in Item 2.03 of this Form 8-K regarding the terms of the indenture and the Notes is incorporated by reference into this Item 1.01.

The Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The net proceeds of the sale of the Notes were used to purchase a portfolio of mortgage assets, fund certain accounts for the acquisition of additional mortgage assets and pay transaction expenses.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The aggregate principal amounts of the following seven classes of Notes (each, a "Class") were issued pursuant to the terms of an indenture, dated as of August 20, 2018 (the "Indenture") by and among the Issuers, Hunt CRE 2018-FL2 Advances, LLC, as advancing agent, and Wells Fargo Bank, National Association, as trustee, note administrator, custodian, paying agent, calculation agent, transfer agent, authentication agent and backup advancing agent: (1) $145,350,000 aggregate principal amount of Class A Senior Secured Floating Rate Notes; (2) $14,250,000 aggregate principal amount of Class A-S Senior Secured Floating Rate Notes; (3) $17,812,000 aggregate principal amount of Class B Secured Floating Rate Notes; (4) $17,100,000 aggregate principal amount of Class C Secured Floating Rate Notes; (5) $24,937,000 aggregate principal amount of Class D Secured Floating Rate Notes; (6) $9,618,000 aggregate principal amount of Class E Floating Rate Notes; and (7) $12,825,000 aggregate principal amount of Class F Floating Rate Notes. Simultaneously with the issuance of the Notes, the Issuer also issued and sold Preferred Shares with a notional amount of $43,108,000 to a consolidated subsidiary of HCFT and the Class E and F Floating Rate Notes were purchased by a consolidated subsidiary of HCFT.

As of the Securitization closing date (the "Closing Date"), the Notes are secured by a portfolio of real estate related assets and cash with a face value of approximately $285,000,000, with real estate related assets consisting primarily of first lien mortgage bridge loans. Through its ownership of the equity of the Issuer, HCFT intends to own the portfolio of mortgage assets until its maturity and will account for the issuance of the Offered Notes on its balance sheet as a financing. The financing has an approximate three year reinvestment period that allows the principal proceeds and sale proceeds (if any) of the mortgage assets to be reinvested in qualifying mortgage assets, subject to the satisfaction of certain conditions set forth in the Indenture. The proceeds of the issuance of the securities include approximately $44,690,587 for the purpose of acquiring additional mortgage assets for a period of up to 180 days from the Closing Date, at which point it is expected that the Issuer will own mortgage assets with a face value of approximately $285,000,000. If the Issuer is unable to invest any additional financing capacity in suitable mortgage assets within 180 days of the Closing Date, remaining cash and cash equivalents will be used to redeem the Notes pursuant to the Indenture.

The mortgage assets acquired on the Closing Date were purchased by the Issuer from a consolidated subsidiary of HCFT who in turn acquired such mortgage assets from Hunt Finance Company, LLC, an affiliate of Hunt Investment Management, LLC, HCFT’s external manager, and the seller made certain representations and warranties to the Issuer with respect to the mortgage assets it sold. If any such representations or warranties are materially inaccurate, the Issuer may compel the seller to repurchase the affected mortgage assets from it for an amount not exceeding par plus accrued interest and certain additional charges, if then applicable. Any additional mortgage assets acquired by the Issuer are expected to be purchased on similar terms, pursuant to the requirements set forth in the Indenture.

The Issuer entered into a Collateral Management Agreement with Hunt Investment Management, LLC, HCFT’s external manager (the "Collateral Manager") pursuant to which the Collateral Manager has agreed to advise the Issuer on certain matters regarding the mortgage assets and other eligible investments securing the Notes. The Collateral Manager has waived its right to receive a management fee for the services rendered under the Collateral Management Agreement for so long as the Collateral Manager or an affiliate thereof is the collateral manager and also the external manager of HCFT.

The Issuer, the Collateral Manager and the trustee entered into a Servicing Agreement with KeyBank, National Association and Hunt Servicing Company, LLC pursuant to which KeyBank, National Association agreed to act as the servicer for the mortgage assets and Hunt Servicing Company, LLC agreed to act as special servicer for the mortgage assets.

The Notes represent non-recourse obligations of the Issuer payable solely from the mortgage assets and certain other assets pledged under the Indenture. To the extent the mortgage assets and other pledged assets are insufficient to make payments in respect of the Notes, neither of the Issuers nor HCFT or any of its affiliates will have any obligation to pay any further amounts in respect of the Notes.

The Offered Notes have an initial weighted average interest rate of approximately 1.44% plus one-month LIBOR. Interest payments on the Notes are payable monthly, beginning on September 17, 2018, to and including August 17, 2028, the stated maturity date of the Notes. As advancing agent under the Indenture, Hunt CRE 2018-FL2 Advances, LLC, a consolidated subsidiary of HCFT, may be required to advance interest payments due on the Notes on the terms and subject to the conditions set forth in the Indenture. Hunt CRE 2018-FL2 Advances, LLC is entitled to receive (but has waived its right to receive) a fee, payable on a monthly basis in accordance with the priority of payments set forth in the Indenture, equal to 0.25% per annum on the aggregate outstanding principal amount of the Offered Notes.

Each Class of Notes will mature at par on August 17, 2028, unless redeemed or repaid prior thereto. Principal payments on each Class of Notes will be paid at the stated maturity in accordance with the priority of payments set forth in the Indenture. However, it is anticipated that the Notes will be paid in advance of the stated maturity date in accordance with the priority of payments set forth in the Indenture. The weighted average life of the Notes is currently expected to be between 4.69 years and 4.99 years. The calculation of the weighted average lives of the Notes assumes certain collateral characteristics including that there are no prepayments, defaults, extensions or delinquencies. There is no assurance that such assumptions will be met.

In general, payments of principal and interest (including any defaulted interest amount) on the Class A Notes will be senior to all payments of principal and interest on the Class A-S, B, C, D, E and F Notes; payments of principal and interest (including any defaulted interest amount) on the Class A-S Notes will be senior to all payments of principal and interest on the Class B, C, D, E and F Notes; payments of principal and interest (including any defaulted interest amount) on the Class B Notes will be senior to all payments of principal and interest on the Class C, D, E and F Notes; payments of principal and interest (including any defaulted interest amount) on the Class C Notes will be senior to all payments of principal and interest on the Class D, E and F Notes; payments of principal and interest (including any defaulted interest amount) on the Class D Notes will be senior to all payments of principal and interest on the Class E and F Notes; and payments of principal and interest (including any defaulted interest amount) on the Class E Notes will be senior to all payments of principal and interest on the Class F Notes. Payments on the Notes will be senior to dividends and all other distributions in respect of the preferred shares.

The Notes are subject to a clean-up call redemption (at the option of and at the direction of the Collateral Manager), in whole but not in part, on any interest payment date on which the aggregate outstanding principal amount of the Class A, A-S, B, C and D Notes has been reduced to 10% or less of the aggregate outstanding principal amount of the Class A, A-S, B, C and D Notes outstanding on the Closing Date.

Subject to certain conditions described in the Indenture, on September 17, 2020, and on any interest payment date thereafter, the Issuers may redeem the Notes and the Preferred Shares at the direction of the holders of a majority of the holders of the Preferred Shares.

The Notes are also subject to a mandatory redemption on any interest payment date on which certain note protection tests set forth in the Indenture are not satisfied and following the end of the 180-day period for acquisition of additional assets if the ratings assigned to the Notes as of the Closing Date are downgraded or withdrawn. Any mandatory redemption of the Notes is to be paid from interest and principal proceeds of the mortgage assets in accordance with the priority of payments set forth in the Indenture, until the applicable note protection tests are satisfied or the applicable ratings are reinstated.

If certain events occur that would make the Issuer subject to paying U.S. income taxes or would make certain payments to or from the Issuer subject to withholding tax, then the holders of a majority of the Preferred Shareholders may require that the Issuer prepay all of the Notes.

Hunt Commercial Mortgage Trust, a consolidated affiliate of HCFT, has agreed to comply with the retention requirements of Regulation RR under the Securities Exchange Act of 1934, as amended, by causing a "majority-owned affiliate" (as defined in Regulation RR) to retain Preferred Shares in an amount equal to not less than 5% of the fair value of the Notes and Preferred Shares as of the Closing Date. However, if Regulation RR is modified or repealed, Hunt Commercial Mortgage Trust may choose to comply with Regulation RR as is then in effect.

The redemption price for each Class of Notes is generally the aggregate outstanding principal amount of such Class, plus accrued and unpaid interest (including any defaulted interest amounts).

In addition to standard events of default, the Indenture also contains the following events of default: (1) the requirement of the Issuer, Co-Issuer or pool of assets securing the Notes to register as an investment company under the Investment Company Act of 1940, as amended, and (2) the loss of the Issuer's status as a qualified REIT subsidiary or other disregarded entity of HCFT.

Item 7.01	Regulation FD Disclosure.

On August 20, 2018, HCFT issued a press release announcing the closing of the commercial real estate mortgage securitization disclosed in Items 1.01 and 2.03 of this Form 8-K, a copy of which is furnished as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

Exhibit 99.1	Press release, dated August 20, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hunt Companies Finance Trust, Inc.

Date: August 20, 2018	By:	/s/ David Oston
David Oston
Chief Financial Officer, Treasurer and Secretary